Form 12b-25
   (As last amended in Release No. 34-3511, December 19, 1994, 59 F.R. 67552)
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC. 20549
                                   FORM 12b-25

                           Notification of late filing



                                                                        SEC FILE
                                                                          NUMBER
(Check One):                                                             3312092

[ ]  Form 10 - and Form 10-KSB   [ ]  Form 11-K   [ ]  Form 10-Q and Form 10-QSB

                                                                   CUSIP NUMBER:
[X]  Form N-SAR                                                   see attachment
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For Period Ended:   ...December 31, 1998.........................

[  ]  Transition Report on Form 10-K

[  ]  Transition Report on Form 20-F

[  ]  Transition Report on Form 11-K

[  ]  Transition Report on Form 10-Q

[  ]  Transition Report on Form N-SAR


For the Transition period Ended:

 ................................................................................

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE:
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates

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Part 1 - Registrant Information

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         Full Name of Registrant
         Former Name if Applicable

Legg Mason Income Trust, Inc.

         Address of Principal Executive Office (Street and Number) 100 Light Street
         City, State and Zip Code
Baltimore, Maryland 21203
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Part II - Rules 12b-25 (b) (c)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b) (23,047), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
(b) The subject annual report, semi-annual report, transition report on Form 10K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The Accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

  Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, NSAR, the transition report or portion thereof could not be filed within the prescribed period.

                                                 (Attach Extra Sheets if Needed)

Registrant needs additional time to prepare a complete and accurate filing.
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Part IV - Other Information

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(1)      Name and telephone number of person to contact in regard to this notification

         ...Marie K. Karpinski, Treasurer....410............454-2790...........
         (Name)                          (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                                                  [ X ]  yes   [ ]  no

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report for portion thereof?

                                                  [   ]  yes   [ X ]  no

If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         ............Legg Mason Income Trust, Inc...............................
                  (Name of Registrant as specified in charter)
            has caused this notification to be signed on its behalf
                 by the undersigned thereunto duly authorized.


Date...02/26/99...................By.../s/  Marie. Karpinski

INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)

ATTACHMENT TO FORM 12B-25

Registrant: Legg Mason Income Trust, Inc.
SEC File # 33-12092

Consisting of:

SERIES                                                            CUSIP #
U.S. Government Intermediate-Term Portfolio
                Primary Class                                     524905205
                Navigator Class                                   524905502

Investment Grade Income Portfolio
                Primary Class                                     524905106
                Navigator Class                                   524905601

High Yield Portfolio
                Primary Class                                     524905403
                Navigator Class                                   524905700

U.S. Government Money Market Portfolio                            524905304